Exhibit 23.4
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement (No. 333-130328) on Form S-4 of Refac, of our report dated March 29, 2005 relating to the consolidated financial statements of OptiCare Health Systems, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change in accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
Stamford, Connecticut
February 13, 2006